Exhibit 99.1

Contacts:
Jay Carlson	Stephanie Diaz (Investors)	Tim Brons (Media)
Peregrine Pharmaceuticals, Inc.	Vida Strategic Partners	Vida Strategic Partners
(800) 987-8256	415-675-7401	415-675-7402
info@peregrineinc.com	sdiaz@vidasp.com	tbrons@vidasp.com

PEREGRINE PHARMACEUTICALS DECLARES QUARTERLY DIVIDEND ON ITS SERIES E CONVERTIBLE

PREFERRED STOCK

TUSTIN, Calif., June 2, 2016 -- Peregrine Pharmaceuticals, Inc. (Nasdaq:PPHM) (Nasdaq:PPHMP) today announced that its Board of Directors has declared a quarterly cash dividend payment on the Company's 10.50% Series E Convertible Preferred Stock (the "Series E Preferred Stock").

The quarterly dividend on the Series E Preferred Stock is payable on July 1, 2016 to holders of record at the close of business on June 17, 2016.

The quarterly dividend payment on the Series E Preferred Stock will be $0.65625 per share, which is equivalent to an annualized 10.50% per share, based on the $25.00 per share stated liquidation preference, accruing from April 1, 2016 through June 30, 2016. The Series E Preferred Stock is listed on the NASDAQ Capital Market and trades under the ticker symbol "PPHMP".

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a company focused on continued revenue growth from its contract manufacturing business and developing its novel immuno-oncology products.  The company is working to evaluate its lead immunotherapy candidate, bavituximab, in combination with a range of novel immuno-oncology (I-O) agents for the treatment of various cancers. Peregrine’s in-house cGMP manufacturing capabilities are provided through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. For more information, please visit www.peregrineinc.com.